DEUTSCHE BANK AKTIENGESELLSCHAFT S-8

Exhibit 23.1

EY GmbH & Co. KG Wirtschaftsprüfungsgesellschaft Mergenthalerallee 3-5 65760 Eschborn/Frankfurt/M. Postfach 53 23 65728 Eschborn/Frankfurt/M.	Carsten Rothermel Phone +49 6196 996 14624 Mobile +49 160 939 14624 carsten.rothermel@de.ey.com www.de.ey.com

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 filed with the Securities and Exchange Commission on February 10, 2026 pertaining to the Deutsche Bank Equity Plan, Deutsche Bank Restricted Share Plan and Deutsche Bank Global Share Purchase Plan of our reports dated March 10, 2025, with respect to the consolidated financial statements of Deutsche Bank Aktiengesellschaft and the effectiveness of internal control over financial reporting of Deutsche Bank Aktiengesellschaft included in its Annual Report (Form 20-F) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

Eschborn/Frankfurt am Main, Germany

February 10, 2026

EY GmbH & Co. KG Wirtschaftsprüfungsgesellschaft

Registered Office: Stuttgart – Legal Form: GmbH & Co. KG – Register Court: Stuttgart HRA 741047 – VAT-ID: DE 147799609

General Partner: EY Verwaltungs-GmbH Wirtschaftsprüfungsgesellschaft

Chairman of the Supervisory Board: WP/StB Georg Graf Waldersee – Management Board: Chairman WP/StB Jan Brorhilker,
RA/StB Dr. Henrik Ahlers, WP Susanne Jäger

Registered office: Stuttgart – Legal Form: GmbH – Register Court: Stuttgart HRB 792419